Exhibit 99.1

The Peoples Holding Company (AMEX: PHC)
P.O. Box 709
Tupelo, MS 38801-0709
Phone: (662) 680-1001
Fax: (662) 680-1234
www.thepeoplesbankandtrust.com

Press Release

For additional information, contact:

Jim Gray
Executive Vice President, Investor Relations & Planning Director
(662) 680-1217

Stuart Johnson
Executive Vice President & Chief Financial Officer
(662) 680-1472

Date:	November 19, 2003

The Peoples Holding Company Declares Dividend

         At the monthly meeting on Tuesday, November 18, 2003, the board of directors of The Peoples Holding Company (AMEX: PHC) approved the payment of a quarterly cash dividend of twenty-cents ($.20) per share to be paid January 2, 2004, to shareholders of record December 15, 2003. The twenty-cents per share dividend is the equivalent of a thirty-cents ($.30) per share dividend prior to the stock split announced in October.

         On October 21, 2003 the Company announced a three-for-two stock split of its outstanding shares of common stock. The stock split will be effected in the form of a share dividend and will entitle each shareholder of record at the close of business on November 7, 2003, to receive one additional share of common stock for every two shares of The Peoples Holding Company (the"Company") common stock held on that date. The stock split is to be distributed on December 1, 2003. After the split, the Company will have approximately 8,198,000 shares of common stock outstanding and have authorization to issue up to an aggregate of 15,000,000 shares, including shares presently outstanding.

         The Company's common stock will begin trading at its post-split price on the first business day after the additional shares are distributed to shareholders, which will be December 2, 2003, assuming the additional shares are distributed on December 1, 2003.

        The Peoples Holding Company is the parent of Mississippi’s fourth largest commercial bank headquartered in the state. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the company is also parent of The Peoples Insurance Agency, Inc. The Peoples Bank has assets of approximately $1.4 billion and operates 40 community bank offices in 27 north and north central Mississippi cities.